UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         April 26, 2005

Lithia Motors, Inc.
(Exact Name of Registrant as specified in its charter)

Oregon	0-21789	93 - 0572810
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

360 E. Jackson Street
Medford, Oregon 97501
(Address of Principal Executive Office)

Registrant's telephone number including area code 541-776-6868

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR
230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-
12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

         On April 26, 2005, Lithia Motors, Inc. issued a press release announcing financial results the first quarter 2005. A copy of the press release is attached as Exhibit 99.1.

Item 8.01     Other Events.

        On April 26, 2005, Lithia Motors, Inc. issued a press release announcing a cash dividend of $0.08 per share for the first quarter of 2005. Shareholders of record as of May 6, 2005 will receive the dividend that will be payable May 20, 2005. A copy of the press release is attached as Exhibit 99.2.

Item 9.01     Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
99.1 Press Release
99.2 Press Release

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC.
(Registrant)

Date:	April 28, 2005	By:	/s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary

EXHIBIT 99.1

LITHIA MOTORS Q1 EARNINGS PER SHARE RISE 30% TO A RECORD 52 CENTS PER SHARE

Lithia Motors' First-quarter 2005 Highlights for Continuing Operations:

Operating Profits:	+36%
Net Income:	+31%
Adjusted earnings per Share:	+30%

MEDFORD, OREGON, APRIL 26, 2005 (5:00 a.m. PDT) - Lithia Motors, Inc. (NYSE: LAD) today announced that first quarter 2005 net income from continuing operations increased 31% to $10.0 million from $7.7 million in the first quarter of 2004. Earnings per share from continuing operations, excluding the dilutive effect of the change in accounting for convertible notes, increased 30% to $0.52 as compared to $0.40 in the first quarter of 2004. Including the effect of the accounting change for convertible notes and discontinued operations, earnings per share were $0.48 per fully diluted share.

First quarter 2005 sales increased 6% to $670.8 million as compared to $632.8 million in the same period last year. New vehicle sales increased 4%, used vehicle sales increased 7%, parts/service sales increased 11%, and finance/insurance sales increased 10%.

Sid DeBoer, Lithia's Chairman and CEO, commented, "In the first quarter, we saw sales growth and margin improvements across all business lines. Our operating margin improved by 80 basis points to a record level of 3.6% for the quarter."

The total gross profit margin for the quarter was 17.8%, an improvement of 110 basis points as compared to the same period last year. Sales general & administrative (SG&A) expense, as a percentage of gross profit, improved by 350 basis points as compared to last year.

"The benefits of Lithia's operating model are readily apparent. This is the eighth consecutive quarter of total gross margin improvement for the company. In 2004, our SG&A expense as a percentage of total gross profit improved by 160 basis points year-over-year, and we are pleased to see this positive trend continuing in the first quarter of 2005," concluded Mr. DeBoer.

Jeffrey B. DeBoer, Senior Vice President and CFO added, "In the first quarter, we completed three acquisitions; a Chrysler and Jeep franchise in Concord, California which was added to our Dodge store in that market, a Chrysler franchise in Eugene, Oregon which was added to our Dodge store in that market and a Chrysler Dodge Jeep store in Omaha, Nebraska. Last week we completed the acquisition of Lithia Chrysler Dodge in Eureka, California. These stores and franchises represent approximately $178 million in annualized revenues."

"Our guidance for the second quarter and full-year 2005 is included in the table below. It includes the effect of the recent accounting pronouncements for convertible notes. Previous full-year 2005 guidance included the effect of accounting pronouncements for stock options that was to go into effect in the third quarter of the year and amounted to a five-cent decrease in annual earnings per share. A recent rule adopted by the SEC has delayed the required implementation of FAS 123(R) until the first quarter of 2006. The Company is not intending to implement FAS 123(R) early. Guidance for 2005 has been updated to reflect this delay," concluded Jeffrey B. DeBoer.

	Guidance	Actual	Guidance	Actual
EPS excluding new accounting	2Q 2005	2Q 2004	2005	2004
pronouncements:	$0.59 - $0.61	$0.57	$2.41 - $2.49	$2.22
Effect of Convertible Notes	($0.04)	($0.03)	($0.16)	($0.10)
Effect of FAS 123(R)	N/A	N/A	N/A	N/A
EPS - Reportable	$0.55 - $0.57	$0.54	$2.25 - $2.33	$2.12

In October of 2004, the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) ratified Issue No. 04-8, requiring the company to include in its share count in determining diluted earnings per share, the shares potentially issuable to the holders of its $85,000,000 in principle amount 2.875% Senior Subordinated Notes Due 2014, even though the holder of such notes cannot convert the notes into common stock except under certain limited circumstances and then only at a conversion price of approximately $37.69 per share. Previously, the shares issuable would only have been included in the calculation of diluted EPS if the holders were then entitled to convert the notes. For purposes of calculating reported diluted EPS for the first quarter ended 2005, Lithia is required to increase its share count by the amount contingently issuable to the noteholders. This resulted in an additional 2.255 million shares for the first quarter of 2005. Adoption of the accounting statement does not affect the cash flow of the company.

Also in December 2004, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards Statement 123 (revised 2004) ("FAS 123 (R)") that will require that the value of all equity-based compensation arrangements, including stock options and employee stock purchase plans, be accounted for using a "fair value" method. Previously, the Company had accounted for such arrangements under the "intrinsic method" permitted by APB 25. Previously, FASB had determined that the new rules, absent any change, would be effective for the Company commencing with the third quarter of 2005. A recent modification by the SEC has determined that these rules will not be effective until the first quarter of 2006. Company guidance for 2005 has been updated to account for this change. Adoption of this accounting change will not affect the cash flow of the Company.

Conference Call Information

Lithia Motors will be providing more detailed information on the results for the first quarter 2005 in its conference call scheduled for 11 a.m. PT today. The call can be accessed live by calling 973-582-2700. To listen to a live webcast or hear a replay, log-on to: www.lithia.com - go to Investor Relations - and click on the Live Webcast icon.

About Lithia

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 88 stores and 174 franchises in 13 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 98,331 new and used vehicles and had $2.7 billion in total revenue in 2004.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include the benefits or strength of Lithia's operating model, anticipated revenues of recently acquired stores and projected second quarter and full-year 2005 earnings per share guidance, and potential changes in accounting standards.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Three Months Ended
	March 31,
			$Increase	% Increase
	2005	2004	(Decrease)	(Decrease)
New Vehicle Sales	$365,647	$351,405	$14,242	4.1%
Used Vehicle Sales	200,534	187,856	12,678	6.7
Finance & Insurance	25,633	23,227	2,406	10.4
Service, Body & Parts Sales	76,027	68,771	7,256	10.6
Fleet & Other Revenues	2,964	1,531	1,433	93.6
Total Revenues	670,805	632,790	38,015	6.0
Cost of Sales	551,533	527,302	24,231	4.6
Gross Profit	119,272	105,488	13,784	13.1
SG&A Expense	91,681	84,853	6,828	8.0
Depreciation/Amortization	3,441	2,900	541	18.7
Income from Operations	24,150	17,735	6,415	36.2
Flooring Interest Expense	(5,248)	(3,582)	1,666	46.5
Other Interest Expense	(2,809)	(1,734)	1,075	62.0
Other Expense, net	317	221	96	43.4
Income from continuing operations
before income taxes	16,410	12,640	3,770	29.8
Income Tax Expense	(6,350)	(4,930)	1,420	28.8
Income Tax Rate	38.7%	39.0%
Net Income from continuing ops.	10,060	7,710	2,350	30.5

Income (Loss) from discontinued
operations, net of income taxes	(70)	(231)	161	(69.7)

Net Income	$9,990	$7,479	2,511	33.6%

Diluted Net income per share
including effect of convertibles notes:
Continuing Operations	$0.52	$0.40	$0.12	30.0%
Effects of convertible senior sub. notes	(0.03)	N/A
Discontinued Operations	(0.01)	(0.01)
Net Income per share	$0.48	$0.39	0.09	23.1%

Diluted Shares Outstanding	21,704	19,111	2,593	13.6%

Diluted Net income per share
before effect of convertibles notes:
Continuing Operations	$0.52	$0.40	$0.12	30.0%
Discontinued Operations	(0.01)	(0.01)
Net Income per share	$0.51	$0.39	0.12	30.8%
Diluted Shares Outstanding	19,449	19,111	338	1.8%

Unit Sales:	2005	2004
New Vehicle	13,065	12,756	309	2.4%
Used - Retail Vehicle	10,965	10,658	307	2.9
Used - Wholesale	5,691	6,007	(316)	(5.3)
Total Units Sold	29,721	29,421	300	1.0

Average Selling Price:	2005	2004
New Vehicle	$27,987	$27,548	$439	1.6%
Used - Retail Vehicle	15,205	14,636	569	3.9
Used - Wholesale	5,942	5,305	637	12.0

Key Financial Data:
Gross Profit Margin	17.8%	16.7%
SG&A as a % of Gross Profit	76.9%	80.4%
Operating Margin	3.6%	2.8%
Pre-Tax Margin	2.4%	2.0%

Gross Margin/Profit Data	Three Months Ended
	March 31,
	2005	2004
New Vehicle Retail	8.1%	7.5%
Used Vehicle Retail	15.2%	14.2%
Used Vehicle Wholesale	4.4%	3.0%
Service, Body & Parts	48.5%	47.4%
New Retail Gross Profit/Unit	$2,268	$2,067
Used Retail Gross Profit/Unit	$2,319	$2,082
Used Wholesale Gross Profit/Unit	$259	$161
Finance & Insurance/Retail Unit	$1,065	$985

Same Store Data	Three Months Ended
	March 31,
	2005	2004
New Vehicle Retail Sales	-6.4%	1.4%
Used Vehicle Sales (includes Wholesale) -1.9%		-1.4%
Total Vehicle Sales (excludes fleet)	-4.8%	0.4%
Finance & Insurance Sales	-1.8%	2.7%
Service, Body & Parts Sales	-0.1%	8.0%
Total Sales (Excluding Fleet)	-4.2%	1.2%
Total Gross Profit (Excluding Fleet)	1.1%	6.8%

Balance Sheet Highlights (Dollars in Thousands)

	March 31, 2005		December 31, 2004
	Unaudited
Cash & Cash Equivalents	$19,562		$29,264
Trade Receivables*	84,615		84,489
Inventory	563,995		536,653
Assets Held for Sale	15,260		135
Other Current Assets	14,072		12,334
Total Current Assets	697,504		662,875

Real Estate, net	233,113		226,356
Equipment & Leases, net	75,095		73,275
Goodwill, net	249,905		244,532
Other Assets	49,950		49,866
Total Assets	$1,305,567		$1,256,904

Floorplan Notes Payable	$467,929		$450,859
Liabilities Held for Sale	3,719		-
Other Current Liabilities	86,122		85,839
Total Current Liabilities	557,770		536,698

Used Vehicle Flooring	-	-
Real Estate Debt	147,677	139,702
Other Long-Term Debt	131,820	127,608
Other Liabilities	48,912	46,950

Total Liabilities	886,179	850,958

Shareholders' Equity	419,388	405,946

Total Liabilities &

Shareholders' Equity	$1,305,567	$1,256,904

* Includes contracts-in-transit of $42,683 and $42,913 for 2005 and 2004.

Other Balance Sheet Data (Dollars in Thousands)

Current Ratio	1.3x	1.2x
LT Debt/Total Cap.
(Excludes Used -Vehicle Flooring
and Real Estate)	24%	24%
Working Capital	$139,734	$126,177
Book Value per Basic Share	$22.00	$21.79

EXHIBIT 99.2

Lithia Motors Inc. Declares Quarterly Dividend of $0.08 Per Share for the First Quarter of 2005

     MEDFORD, Ore.--(BUSINESS WIRE)--April 26, 2005--Lithia Motors, Inc. (NYSE:LAD) today announced that the Board of Directors has approved a dividend of $0.08 per share for the first quarter of 2005. Shareholders of record as of May 6, 2005 will receive the dividend that will be payable May 20, 2005.

About Lithia

     Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 88 stores and 174 franchises in 13 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 98,331 new and used vehicles and had $2.7 billion in total revenue in 2004.

# # #

CONTACT: Lithia Motors
                 Investor Relations, 541-776-6591
                 www.lithia.com - go to Investor Relations